EXHIBIT 99.1

FOR IMMEDIATE RELEASE

First National Community Bank Announces

Senior Management Appointments

Dunmore, Pa., October 7, 2013—First National Community Bancorp, Inc. (OTCQB: FNCB), the parent company of Dunmore-based First National Community Bank, today announced appointments to three senior management positions at the Bank. Joseph J. Earyes, CPA, First Senior Vice President, was appointed Chief Retail Banking & Operations Officer, Brian C. Mahlstedt, First Senior Vice President was appointed Chief Lending Officer, and Cathy J. Conrad, Senior Vice President was appointed Credit Administration Officer for First National Community Bank.

"We are pleased to announce these senior-level appointments which further strengthen our management group with highly experienced individuals possessing considerable industry background, strong knowledge of our markets and thorough understanding of our institution,” said Steven R. Tokach, President and Chief Executive Officer. “These appointments illustrate FNCB’s continued willingness to invest in our leadership team, which ensures that we have the talent in place to manage our business model and planned growth.”

Joseph Earyes oversees the retail and branch banking business of the Bank, and the deposit and loan operations, electronic banking and information technology units, as well as serves as Bank Program Manager for FNCB Wealth Management Services. Mr. Earyes joined First National Community Bank in 2008 as Retail Banking Officer and First Senior Vice President. Prior to assuming that role, Mr. Earyes held executive positions at two other Scranton-area financial institutions from 1995 through 2004. His professional background also includes more than 18 years of public accounting experience through his work with both national and large regional firms. Mr. Earyes, a graduate of King’s College, is a licensed CPA and licensed insurance agent in Pennsylvania, in addition to holding Series 7 and 63 FINRA securities licenses.

As Chief Lending Officer, Brian Mahlstedt will lead FNCB’s commercial lending and business development teams, as well as develop and manage business relationships with the Bank’s commercial customers. Mr. Mahlstedt brings more than 30 years of in-depth credit administration, commercial lending and management experience. In addition, he previously served as a regional manager of commercial lending with First National Community Bank earlier in his career. Brian is a graduate of Bloomsburg University with a degree in accounting, has studied commercial lending analysis at New York University and attended the Pennsylvania Bankers Association Commercial Lending School.

As Credit Administration Officer, Cathy Conrad is responsible for ensuring that the Bank follows sound underwriting practices related to commercial loan origination. In addition, she analyzes and reports on asset quality, and oversees compliance with the Bank’s loan policy. Joining FNCB in 1995, Ms. Conrad has held various audit, credit analysis and credit administration positions within the Bank. She is a graduate of Wilkes University, where she earned a bachelor’s degree in accounting and a master’s in business administration. She is also a graduate of the ABA Stonier Graduate School of Banking and the recipient of a Wharton Leadership Certificate.

About First National Community Bank:

First National Community Bancorp, Inc. is the bank holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Northeastern Pennsylvania. At the completion of a pending Purchase and Assumption Agreement for the sale of its retail banking activities in Monroe County, Pennsylvania, FNCB will have 19 retail branch locations in Lackawanna, Luzerne, and Wayne counties. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988. The Company’s common stock trades on the OTCQB under the symbol FNCB.

Additional product, Company and investor information is available at FNCB’s web site, please visit www.fncb.com.

MEDIA CONTACT:	INVESTOR CONTACT:
Joseph J. Earyes, CPA	James M. Bone, Jr., CPA
First Senior Vice President and	Executive Vice President and
Chief Retail Banking & Operations Officer	Chief Financial Officer
First National Community Bank	First National Community Bank
(570) 558-6701	(570) 348-6419
joseph.earyes@fncb.com	james.bone@fncb.com

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in the Company’s markets; the effects of, and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services; the ability of the Company to compete with other institutions for business; the composition and concentrations of the Company’s lending risk and the adequacy of the Company’s reserves to manage those risks; the valuation of the Company’s investment securities; the ability of the Company to pay dividends or repurchase common shares; the ability of the Company to retain key personnel; the impact of any pending or threatened litigation against the Company; the marketability of shares of the Company and fluctuations in the value of the Company’s share price; the impact of the Company’s ability to comply with its regulatory agreements and orders; the effectiveness of the Company’s system of internal controls; the ability of the Company to attract additional capital investment; the timing of the Company’s annual shareholder meeting; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities, capital adequacy and insurance); the impact of technological changes and security risks upon the Company’s information technology systems; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, and the success of the Company at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

The Company cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this release. Readers should carefully review the risk factors described in the Annual Report and other documents that the Company periodically files with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2012.

####

- 3 -